EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report, relating to the consolidated financial statements and financial statement schedule of Reading International, Inc. and subsidiaries (the “Company”) dated March 16, 2009, October 20, 2009 as to the effects of the retrospective application of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 and of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and correction of an error discussed in Note 28 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109), appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2008, and our report dated March 16, 2009 on the effectiveness of the Company internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Los Angeles, California
October 20, 2009